Exhibit 8.1

Morse, Zelnick, Rose & Lander

A LIMITED LIABILITY PARTNERSHIP

825 THIRD AVENUE

NEW YORK, NEW YORK 10022

212-838-1177

FAX – 212-838-9190

___________, 201_

Sachem Capital Corp.

23 Laurel Street

Branford, Connecticut 06405

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

You have requested our opinion concerning certain U.S. federal income tax considerations in connection with the filing by Sachem Capital Corp., a New York corporation (“SACH”), of a registration statement on Form S-11 (File No. 333-214323) with the Securities and Exchange Commission, as amended through the date hereof (the “Registration Statement”).

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In addition, you have provided us with, and we are relying upon, certificates (the “Officers’ Certificates”) containing certain factual representations and covenants of officers of SACH, which relate to, among other things, the actual and proposed operations of SACH, and each of the entities in which SACH holds or has held a direct or indirect interest (collectively, “SACH”). We have not made an independent investigation of all the facts, statements, representations and covenants set forth in the Officers’ Certificates, the Registration Statement or in any other document. In particular, we note that SACH may engage in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on your representations that the information presented in the Officers’ Certificates, the Registration Statement and other documents, or otherwise furnished to us, accurately and completely describe all material facts with respect to the matters addressed in the Officers’ Certificates. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. We are not aware of any facts inconsistent with such statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth or assumed herein or in the Officers’ Certificates may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) each of the entities comprising SACH has been and will be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of New York or of any other state or jurisdiction under the laws of which any of the entities comprising SACH have been formed, and (iii) each of the written agreements to which SACH is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, the Regulations, judicial decisions, and administrative interpretations are subject to change or differing interpretation at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

Based on and subject to the foregoing, we are of the opinion that, except as otherwise set forth herein, SACH has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its current and proposed method of operation, as described in the Registration Statement, will enable SACH to continue to meet the requirements for qualification and taxation as REITs under the Code.

However, as noted in the Registration Statement, SACH’s qualification and taxation as a REIT depends on its ability to meet, through actual operating results, certain requirements, including requirements relating to its assets, income, distribution levels and diversity of stock ownership, and various other qualification requirements imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the operation of SACH for any one taxable year satisfy the requirements for taxation as a REIT under the Code. For purposes of this opinion we have assumed that following the completion of the Offering described in the prospectus that is part of the Registration Statement there will not be five or fewer SACH shareholders that will collectively own 50% or more of the outstanding shares of SACH, measured by vote or value.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the transactions described in the Registration Statement or any transaction related thereto.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Morse, Zelnick, Rose & Lander, LLP under the headings “Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

MORSE, ZELNICK, ROSE & LANDER, LLP